FOR IMMEDIATE RELEASE

IFF REPORTS STRONG SECOND QUARTER SALES AND EARNINGS COMPANY AFFIRMS GUIDANCE FOR 2004

New York, N.Y., July 29, 2004…. International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported earnings per share for the second quarter 2004 of $.59 compared to $.54 for the prior year quarter, an increase of 9%. The 2004 second quarter results include $7.7 million ($5.0 million after tax or $.06 per share) of restructuring and other charges related to the impairment of certain European fruit business assets, and the closure of the Company’s Canadian manufacturing facility; 2003 second quarter results included $6.7 million ($4.4 million after tax or $.05 per share) of restructuring and other charges. Excluding the effects of these charges, 2004 second quarter earnings per share would have been $.65, increasing 10% over the comparable $.59 per share in the prior year.

Second quarter 2004 sales totaled $524.2 million, increasing 9% in comparison to the prior year quarter. Reported sales for the 2004 quarter benefited from the strengthening of various currencies in relation to the U.S. dollar; had exchange rates remained constant, sales for the second quarter 2004 would have increased 5% in comparison to the prior year quarter.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “Our results were mainly driven by new customer wins and strong demand for our core flavor and fragrance products. Our improved sales and operating performance is largely due to our continued focus on customer service and our research and development initiatives – the keys to our future success. Our strong growth in nearly all geographic regions reaffirms my confidence that we are on the right track to meeting our expectations for 2004 and for sustained profitable growth in the years ahead. Our Board’s confidence in progress being made was demonstrated by its decision to increase our quarterly dividend by 9.4% in May; this increase followed a 6.7% increase announced in 2003.”

Second quarter 2004 sales growth was strong in all geographic regions although performance in Europe was the result of favorable currency translation. For the quarter, sales performance by region was as follows:

•	North America flavor sales grew 5% while fragrances grew 8%; in total, sales grew 7%. The flavor sales performance was driven by new wins and continued strong order activity across the entire customer portfolio. Functional fragrance and aroma chemical sales increased 6% and 29%, respectively, while fine fragrance sales declined 1%.
•	European sales increased 6% with fragrances increasing 8% and flavors 4%; reported sales benefited from the strength of the Euro and Pound Sterling. For the region, local currency sales declined 1%. Flavor compound sales grew 4% in local currency, although this performance was offset by persistent weakness in sales of fruit preparations, which declined 20%; total flavor sales declined 3%. Local currency fragrance sales increased 1% for the quarter; sales of functional and fine fragrances increased 4% and 11%, respectively, while aroma chemical sales declined 14%. The fine fragrance performance was driven by a number of new product wins.
•	Asia Pacific sales increased 16% with fragrances increasing 11% and flavors 19%; reported sales benefited from the strength of the Yen and the Australian dollar. Local currency flavor and fragrance sales increased 13% and 7%, respectively. The strong performance reflects improving economic conditions in the region and the benefit of significant new wins in both flavors and fragrances. For the region, local currency sales growth was strongest in Greater China, Australia, Indonesia and the Philippines, with respective increases of 29%, 7%, 14% and 24%. Japan sales remained flat in local currency which, due to the strength of the Yen, resulted in a 9% increase in reported dollars.
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•	Latin American sales increased 11% with fragrances increasing 13% and flavors 5%. Mexico, Argentina, and Central America flavor sales grew 28%, 17% and 40%, respectively. Fragrance sales increased in all product categories with fine fragrances increasing 12%, functional fragrances 10% and aroma chemicals 39%.
•	India sales increased 13% in local currency and 14% in reported dollars. Local currency fragrance sales increased 8%, resulting in an 11% increase in reported dollars; flavor sales increased 17% in local currency, resulting in an 18% increase in reported dollars. In both flavors and fragrances, the sales performance reflected the benefit of new product wins and the continued strength of the Indian economy.

Net income for the quarter increased 10% in comparison to the prior year. Excluding the impact of restructuring and other charges in both years, income increased 10% in comparison to the prior year. Gross profit, as a percentage of sales, increased to 43.6% from 43.0% in the prior year, primarily because of the improved sales performance and product mix. Research and development expenses totaled 8.5% of sales compared to 8.1% in the prior year quarter, consistent with the Company’s intended level of R&D spending. Selling, General and Administrative (“SG&A”) expenses, as a percentage of sales, increased to 15.9% from 15.1%. The SG&A increase resulted from inclusion in the quarter, as previously announced, of approximately $1.1 million in equity compensation expense for which there was no comparable amount included in the 2003 results, and higher expense accruals under the Company’s incentive compensation plans, based on the improved operating performance relative to 2003. Interest expense declined 23% from the prior year as a result of the Company’s interest rate management and debt reduction initiatives.

For the six-month period ended June 30, 2004 sales performance by region was as follows:

•	North America fragrance sales increased 10% while flavor sales increased 11%. Functional fragrance, fine fragrance and chemical sales increased 10%, 4% and 21%, respectively.
•	Europe sales declined 1% in local currency, increasing 10% in dollars. Local currency flavor sales declined 2% resulting in a 9% increase in reported dollar sales. Flavor compound sales grew 3% in local currency, although this performance was offset by persistent weakness in sales of fruit preparations which declined 14%. Fragrance sales were flat in local currency, resulting in an 11% increase in reported dollar sales. Fine fragrance and functional fragrance local currency sales increased 6% and 4%, respectively, while aroma chemical sales declined 12%.
•	Local currency sales in Asia Pacific increased 9% resulting in a 16% increase in reported dollar sales. Local currency fragrance sales increased 7% resulting in a 12% increase in reported dollars; local currency flavor sales increased 10% and 18% in reported dollars. This strong performance reflects improving economic conditions in the region and the benefit of significant new wins in both fragrances and flavors. For the region, sales growth was strongest in Australia, Greater China, Indonesia, and Thailand, with respective local currency increases of 6%, 22%, 8% and 11%, respectively.
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•	Latin America sales increased 10% in comparison to the prior year. Flavor sales increased 7%, benefiting from increases of 44% and 19% in Central America and Mexico, respectively, reflecting new wins and improved economic conditions. Fragrance sales increased 11% with Central America, Mexico and Brazil increasing 20%, 7% and 7%, respectively; Argentina fragrance sales increased 31% for the period.
•	India sales increased 21% in local currency and 24% in reported dollars. This performance was led by a 26% local currency increase in flavor sales with fragrance sales increasing 16% in comparison to the prior year period. In both flavors and fragrances, the sales performance reflected the benefit of both new product wins and the continued strength of the Indian economy.

Net income for the six-month period increased 35% in comparison to the prior year. Excluding the impact of restructuring and other charges in both years, 2004 year-to-date income increased 16% in comparison to the prior year. Gross profit, as a percentage of sales, increased to 43.1% from 42.5% in the prior year period, primarily due to improved sales performance. Research and development expenses totaled 8.4% of sales compared to 8.2% in the prior year period, consistent with the Company’s intended level of R&D spending. SG&A expenses, as a percentage of sales, increased to 16.3% from 15.7%. The SG&A increase resulted from inclusion of approximately $1.1 million in equity compensation expense for which there was no comparable amount included in the 2003 results, and higher expense accruals under the Company’s incentive compensation plans, based on the improved operating performance relative to 2003. Interest expense declined 22% from the prior year as a result of the Company’s interest rate management and debt reduction initiatives.

Restructuring Actions
In May this year, the Company announced it had entered into a letter of intent with Frutarom Industries Ltd. (“Frutarom”) (TLV: FRUT) for the intended sale of IFF’s fruit preparations businesses in Switzerland and Germany. IFF had previously announced its intention to divest itself of this business, which manufactures processed fruit and other natural product preparations used in a wide variety of food products, including baked goods and dairy products. Sales of fruit preparations in 2003 approximated $90 million. The sale of the German and Swiss fruit preparations businesses is expected to close in the third quarter.

IFF also has fruit operations in France representing 30% of the total fruit preparations business. The Company is currently in the consultation process with its French employee works council regarding the potential sale of the French fruit preparations business to Frutarom. IFF has also initiated consultations with the French works council regarding the potential closure of its manufacturing facilities in Dijon. By consolidating its flavor and fragrance operations into its larger, more specialized sites, IFF can increase capacity utilization and further improve both production and customer service.

In June 2004, the Company announced that it would close its Canadian manufacturing facility by the end of 2004 and transfer production to its South Brunswick, New Jersey and Carrollton, Texas facilities.

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As a result of these actions, the Company recorded $7.7 million ($5.0 million after tax or $.06 per share) of restructuring and other charges related to the impairment of certain European fruit preparations assets, and the closure of the Canadian manufacturing facility. In 2004, the Company anticipates that it will incur, net of sales proceeds, additional costs of Euro 11.0-12.0 million ($13.0-$14.0 million at current exchange rates) with respect to the disposition of the fruit preparations business and related actions.

Outlook for 2004
IFF continues to expect local currency sales growth in the low- to mid-single digits in 2004 in comparison to 2003. Based on current exchange rates, such local currency growth is expected to result in a high-single digit increase in reported dollars.

IFF expects earnings per share for 2004 to be in the range of $2.09 to $2.16 compared to $1.83 in 2003. Excluding restructuring and other charges, the Company continues to expect 2004 earnings per share to be between $2.24 and $2.31; this performance represents an expected increase in earnings per share between 6% and 9% over the comparable 2003 results of $2.12 per share.

About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements, which may be identified by such words as “expect”, “anticipate”, “outlook”, “guidance”, “may” and similar forward-looking terminology, involve significant risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments; and the fact that the outcome of litigation is highly uncertain and unpredictable and there can be no assurance that the triers of fact or law, at either the trial level or at any appellate level, will accept the factual assertions, factual defenses or legal positions of the Company or its factual or expert witnesses in any such litigation. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

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Conference Call
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the second quarter 2004. The dial in number for U.S.-based participants is 888-515-2880; for international participants, the number is 719-457-2607. The pass code for the call is 720668.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Thursday July 29, 2004 and ending at Midnight on Thursday, August 12, 2004. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 720668.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net sales	$482,611	$524,177	$948,835	$1,059,192
Cost of goods sold	275,235	295,716	545,682	602,502

Gross margin on sales	207,376	228,461	403,153	456,690
Research & development	38,897	44,342	77,859	88,990
Selling and administrative	72,888	83,184	149,003	172,910
Amortization	3,158	3,709	6,316	7,408

	92,433	97,226	169,975	187,382
Restructuring and other charges	(6,715)	(7,716)	(27,104)	(7,716)
Interest expense	(7,957)	(6,114)	(16,070)	(12,571)
Other income (expense), net	(2,371)	(1,305)	(4,897)	(2,730)

Pretax income	75,390	82,091	121,904	164,365
Income taxes	23,992	25,589	38,489	51,505

Net income	$51,398	$56,502	$83,415	$112,860

Including restructuring and other charges:
Net income	$51,398	$56,502	$83,415	$112,860
Earnings per share - basic	$.55	$.60	$.89	$1.20
Earnings per share - diluted	$.54	$.59	$.88	$1.19

Excluding restructuring and other charges:
Net income	$55,831	$61,517	$101,325	$117,875
Result per share - basic	$.60	$.65	$1.08	$1.25
Result per share - diluted	$.59	$.65	$1.07	$1.24

Average Shares Outstanding (in thousands):	2003	2004

Second quarter:
Basic	93,782	94,136
Diluted	94,874	95,330

Year-to-date:
Basic	93,970	94,085
Diluted	95,077	95,228

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International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2003	June 30, 2004

Cash & short-term investments	$12,555	$11,711
Receivables	339,725	394,183
Inventories	454,631	459,962
Other current assets	95,761	103,859

Total current assets	902,672	969,715

Property, plant and equipment, net	510,612	485,967
Goodwill and other intangibles, net	799,413	792,628
Other assets	94,195	94,692

Total assets	$2,306,892	$2,343,002

Commercial paper/notes payable - bank	$194,304	$170,813
Other current liabilities	331,741	343,871

Total current liabilities	526,045	514,684

Long-term debt	690,231	666,570
Non-current liabilities	347,985	351,721

Shareholders’ equity	742,631	810,027

Total liabilities and shareholders’ equity	$2,306,892	$2,343,002

Notes: 1. Capital spending -	Quarter: $14.4 million
Year-to-date: $26.7 million

2. Depreciation -	Quarter: $19.4 million
Year-to-date: $38.7 million

3.  At December 31, 2003 and June 30, 2004 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $38.0 million and $29.4 million respectively, on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.

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Quarter Ended June 30, 2004

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	8	5	7

Europe - Reported	8	4	6
Europe - Local Currency	1	(3)	(1)

Latin America	13	5	11

Asia Pacific - Reported	11	19	16
Asia Pacific - Local Currency	7	13	10

India - Reported	11	18	14
India - Local Currency	8	17	13

Total - Reported	9	8	9
Total - Local Currency	6	4	5

Six Months Ended June 30, 2004

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	10	11	11

Europe - Reported	11	9	10
Europe - Local Currency	-	(2)	(1)

Latin America	11	7	10

Asia Pacific - Reported	12	18	16
Asia Pacific - Local Currency	7	10	9

India - Reported	20	27	24
India - Local Currency	16	26	21

Total - Reported	11	12	12
Total - Local Currency	5	6	5

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